First Annual Women of Distinction Conference Held in Sarasota,
Florida

Eight Female YTB Directors Present at Motivational Conference to Over 500 Women

WOOD RIVER, IL - March 19, 2008 - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading international provider of Internet-based travel websites and home-based independent representatives, today announced that its First Annual Women of Distinction Conference, held on March 15, 2008 in Sarasota, Florida, was a huge success with over 500 women in attendance.

“The women who attended this revitalizing conference described it as dynamic and uplifting,” said Scott Tomer, YTB Founder and CEO. “We are so proud of the eight female directors who addressed the attendees and helped organize this event. They are inspiring leaders in the YTB family.”

The one-day event was planned and presented by some of YTB’s leaders, including eight female directors who each spoke about their common purpose. Their mission statement declares: “Our purpose is to lift up, encourage and teach women by example, the values, systems and truths of living life to its fullest, including how to be free of emotional and financial bondage.” More than 500 women from across the country attended this daylong event and received advice and insight from some of the most successful women in YTB’s organization.

The conference was designed to help empower women to grow in all areas of life, including their YTB business. “This was a great opportunity for YTB women, their friends and their families to be mentored by some of YTB’s finest!” concluded Mr. Tomer.

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as ‘Reps.’ YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Marcia Dempsey, Director of Public Relations
YTB International, Inc. Phone: 618.216.4646
Email: mdempsey@ytb.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233